Mail to: Secretary of State
Corporations Section
1560 Broadway, Suite 200
Denver, CO 80202
(303) 894-2251
Fax (303) 894-2242

For office use only 002

FILED
DONETTA DAVIDSON
COLORADO SECRETARY OF STATE

20011006042 M
$ 25.00
SECRETARY OF STATE
01-11-2001 13:49:31

MUST BE TYPED
FILING FEE: $25.00
MUST SUBMIT TWO COPIES

STOCK CHANGE

Please include a typed self-addressed envelope

DPC19931034540

ARTICLES OF AMENDMENT TO THE ARTICLES OF INCORPORATION

Pursuant to the provisions of the Colorado Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

FIRST: The name of the corporation is: Nova Natural Resources Corporation NCGO.

SECOND: The following amendment to the Articles of Incorporation was adopted on: December 15, 2000, as prescribed by the Colorado Business Corporation Act, in the manner marked with an X below:

______ No shares have been issued or Directors Elected - Action by Incorporators

______ No shares have been issued but Directors Elected - Action by Directors

______ Such amendment was adopted by the board of directors where shares have been issued and shareholder action was not required.

__X__ Such amendment was adopted by a vote of the shareholders. The number of shares voted for the amendment was sufficient for approval.

THIRD: If changing corporate name, the new name of the corporation is: N/A

FOURTH: The manner, if not set forth in such amendment, in which any exchange, reclassification, or cancellation of issued shares provided for in the amendment shall be effected, is as follows: N/A

The Articles of Incorporation are amended by the deletion of the introductory paragraph of **ARTICLE IV CAPITAL** and the insertion of the following language:

ARTICLE IV
CAPITAL

The aggregate number of shares which this corporation shall have the authority to issue is Three Hundred Five Million (305,000,000) shares, of which Three Million (3,000,000) share shall be Series A Convertible Preferred Stock (the "Convertible Preferred Stock"), issued at a par value of $1.00 per share, Two Million (2,000,000) shall be Series B Convertible Preferred Stock, and Three Hundred Million (300,000,000) shares all be common stock (the "Common Stock"), issued at $.10 par value per share. No share shall be issued until it has been paid for, and it shall thereafter be nonassessable. Each class of stock shall have the following preferences, conversion and other rights, restrictions, voting powers, limitations as to dividends, and qualifications:

If these amendments are to have a delayed effective date, please list that date: N/A
(Not to exceed ninety (90) days from the date of filing)

Nova Natural Resources Corporation

By: [signature]
Brian B. Spillane, President

COMPUTER UPDATE COMPLETE
ST

Revised 7/95